Exhibit 99.1

PRESS RELEASE

Investor Relations:

Alex Spong

303-222-2552

Chipotle Mexican Grill, Inc. Announces Third Quarter 2011 Results

Denver, Colorado – (Business Wire) – October 20, 2011 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its third quarter ended September 30, 2011.

Highlights for the third quarter of 2011 as compared to the third quarter of 2010 include:

•	Revenue increased 24.1% to $591.9 million

•	Comparable restaurant sales increased 11.3%

•	Restaurant level operating margin was 26.7%, a decrease of 100 basis points

•	Food costs were 33.1% of sales, an increase of 250 basis points driven by rising commodity costs

•	Net income was $60.4 million, an increase of 25.3%

•	Diluted earnings per share was $1.90, an increase of 25.0%

Highlights for the nine months ended September 30, 2011 as compared to the prior year include:

•	Revenue increased 23.6% to $1.67 billion

•	Comparable restaurant sales increased 11.2%

•	Restaurant level operating margin was 25.9%, a decrease of 100 basis points

•	Food costs were 32.7% of sales, an increase of 230 basis points driven by rising commodity costs

•	Net income was $157.5 million, an increase of 18.8%

•	Diluted earnings per share was $4.96, an increase of 18.7%

“Chipotle’s strong performance in the quarter and throughout the year is the result of our strong food culture, where we are constantly striving for more sustainable sources for all of our ingredients; and our special people culture, where top performers throughout the company are creating an extraordinary dining experience for each customer,” said Steve Ells, Founder, Chairman and Co-CEO of Chipotle.

Third quarter 2011 results

Revenue for the quarter was $591.9 million, up 24.1% from the prior year period. The growth in revenue was the result of new restaurants not in the comparable base and an 11.3% increase in comparable restaurant sales. Comparable restaurant sales growth was primarily driven by increased traffic in the quarter as well as the impact of menu price increases implemented between March and August.

During the quarter we opened 32 new restaurants including our new ShopHouse Southeast Asian Kitchen, bringing the total restaurant count to 1,163.

Restaurant level operating margin was 26.7% in the quarter, a decrease of 100 basis points from the prior year period. The decrease was primarily driven by food cost inflation partially offset by leverage from higher restaurant sales.

G&A costs were 6.3% of revenue, down 70 basis points from the prior year period. The decrease as a percent of revenue was driven by favorable sales leverage, and an all manager conference held during the third quarter of 2010, partially offset by an increase in non-cash stock-based compensation.

Net income for the third quarter of 2011 was $60.4 million, or $1.90 per diluted share, compared to $48.2 million, or $1.52 per diluted share, in the third quarter of 2010.

Results for the nine months ended September 30, 2011

Revenue for the first nine months of 2011 was $1.67 billion, up 23.6% from the prior year period. The growth in revenue was the result of new restaurants not in the comparable base and an 11.2% increase in comparable restaurant sales. Comparable restaurant sales growth was primarily driven by increased traffic.

During the first nine months of the year, we opened 82 new Chipotle restaurants as well as ShopHouse, bringing the total restaurant count to 1,163.

Restaurant level operating margin was 25.9% for the first nine months, a decrease of 100 basis points from the prior year period. The decrease was primarily driven by increased food costs partially offset by the impact of leverage from higher restaurant sales.

G&A costs for the first nine months of 2011 were 6.7% of revenue, up 10 basis points from the prior year period primarily due to higher stock based compensation and partially offset by greater sales leverage.

Net income for the first nine months of 2011 was $157.5 million, or $4.96 per diluted share, compared to $132.5 million, or $4.18 per diluted share, in the first nine months of 2010.

“I’m very pleased with our performance in the third quarter and throughout the year, but I’m even more pleased we’re delivering these strong financial results by advancing our special people culture, where top performers are empowered to deliver high standards in their restaurants. Our people culture is the strongest it has ever been, and it’s getting stronger every day, which gives me great confidence that we are well on our way toward our vision to change the way people think about and eat fast food,” commented Co-CEO Monty Moran.

Outlook

For 2011, management expects the following:

•	Openings at or above the high end of our 135-145 opening range

•	Low double digit comparable restaurant sales growth for the full year

•	An effective tax rate of approximately 38.4%

For 2012, management expects the following:

•	155-165 new restaurant openings

•	Low single digit comparable restaurant sales growth

•	An effective tax rate of approximately 39.2%

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales increases represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13 th full calendar month of operation.

Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss the third quarter 2011 financial results today at 4:30 PM Eastern Time. The conference call can be accessed live over the phone by dialing 1-888-500-6974 or for international callers by dialing 1-719-457-2707. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers; the password is 4159826. The replay will be available until October 27, 2011. The call will be webcast live from the Company’s website at chipotle.com under the investor relations section. An archived webcast will be available one hour after the end of the call.

About Chipotle

Steve Ells, Founder, Chairman and Co-Chief Executive Officer, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food not only from using fresh ingredients, but ingredients that are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. Chipotle opened its first restaurant in 1993 and currently operates over 1,100 restaurants. For more information, visit chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” of our expected number of new restaurant openings, comparable restaurant sales increases and effective tax rate in 2011 and 2012, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; risks associated with our Food With Integrity strategy, including supply shortages; changes in consumer preferences, general economic conditions or consumer discretionary spending; the effect of competition in the restaurant industry; risks related to the ongoing development of our marketing strategy; the effects of continuing economic uncertainty on our business and on our suppliers, landlords and potential developers; risks relating to litigation; risks relating to our insurance coverage and self-insurance; our dependence on key personnel; security risks associated with the acceptance of electronic payment cards; the uncertainty of our ability to protect our name, logo and other proprietary information or the reputation of our brand; the potential effects of inclement weather; risks related to the tax treatment of our separation from McDonald’s; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on our Web site at chipotle.com.

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income

(unaudited)

(in thousands, except per share data)

	Three months ended September 30,
	2011		2010
Revenue	$591,854	100.0%	$476,874	100.0%

Restaurant operating costs
(Exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	195,793	33.1	145,688	30.6
Labor	138,046	23.3	115,234	24.2
Occupancy	37,117	6.3	32,096	6.7
Other operating costs	63,167	10.7	51,977	10.9
General and administrative expenses	37,254	6.3	33,522	7.0
Depreciation and amortization	18,741	3.2	17,319	3.6
Pre-opening costs	2,448	0.4	1,943	0.4
Loss on disposal of assets	1,278	0.2	1,511	0.3

Total operating expenses	493,844	83.4	399,290	83.7

Income from operations	98,010	16.6	77,584	16.3
Interest and other income	567	0.1	395	0.1
Interest and other expense	(119)	0.0	(14)	0.0

Income before income taxes	98,458	16.6	77,965	16.3
Provision for income taxes	(38,025)	(6.4)	(29,737)	(6.2)

Net income	$60,433	10.2%	$48,228	10.1%

Earnings per share:
Basic	$1.93		$1.55

Diluted	$1.90		$1.52

Weighted average common shares outstanding:
Basic	31,331		31,031

Diluted	31,832		31,629

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income

(unaudited)

(in thousands, except per share data)

	Nine months ended September 30,
	2011		2010
Revenue	$1,672,799	100.0%	$1,353,401	100.0%

Restaurant operating costs
(Exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	546,822	32.7	411,518	30.4
Labor	401,039	24.0	334,041	24.7
Occupancy	108,627	6.5	94,956	7.0
Other operating costs	182,773	10.9	148,623	11.0
General and administrative expenses	111,438	6.7	89,857	6.6
Depreciation and amortization	55,740	3.3	51,106	3.8
Pre-opening costs	5,350	0.3	5,169	0.4
Loss on disposal of assets	4,316	0.3	4,292	0.3

Total operating expenses	1,416,105	84.7	1,139,562	84.2

Income from operations	256,694	15.3	213,839	15.8
Interest and other income	1,517	0.1	1,097	0.1
Interest and other expense	(2,788)	(0.2)	(178)	0.0

Income before income taxes	255,423	15.3	214,758	15.9
Provision for income taxes	(97,951)	(5.9)	(82,222)	(6.1)

Net income	$157,472	9.4%	$132,536	9.8%

Earnings per share:
Basic	$5.05		$4.24

Diluted	$4.96		$4.18

Weighted average common shares outstanding:
Basic	31,195		31,278

Diluted	31,772		31,731

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except per share data)

	September 30, 2011	December 31, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$409,875	$224,838
Accounts receivable, net of allowance for doubtful accounts of $6 and $102 as of September 30, 2011 and December 31, 2010, respectively	5,765	5,658
Inventory	8,768	7,098
Current deferred tax asset	5,883	4,317
Prepaid expenses and other current assets	22,679	16,016
Income tax receivable	—	23,528
Investments	34,759	124,766

Total current assets	487,729	406,221
Leasehold improvements, property and equipment, net	719,346	676,881
Long term investments	99,718	—
Other assets	14,641	16,564
Goodwill	21,939	21,939

Total assets	$1,343,373	$1,121,605

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$49,011	$33,705
Accrued payroll and benefits	42,965	50,336
Accrued liabilities	33,382	38,892
Current portion of deemed landlord financing	130	121
Income tax payable	2,955	—

Total current liabilities	128,443	123,054
Deferred rent	136,596	123,667
Deemed landlord financing	3,563	3,661
Deferred income tax liability	63,561	50,525
Other liabilities	11,769	9,825

Total liabilities	343,932	310,732

Shareholders’ equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of September 30, 2011 and December 31, 2010	—	—
Common stock, $0.01 par value, 230,000 shares authorized, 34,350 and 33,959 shares issued as of September 30, 2011 and December 31, 2010, respectively	343	340
Additional paid-in capital	667,150	594,331
Treasury stock, at cost, 3,038 and 2,885 common shares at September 30, 2011 and December 31, 2010, respectively	(282,728)	(240,918)
Accumulated other comprehensive income	690	606
Retained earnings	613,986	456,514

Total shareholders’ equity	999,441	810,873

Total liabilities and shareholders’ equity	$1,343,373	$1,121,605

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in thousands)

	Nine months ended September 30,
	2011	2010
Operating activities
Net income	$157,472	$132,536
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	55,740	51,106
Deferred income tax provision (benefit)	11,470	(3,039)
Loss on disposal of assets	4,316	4,292
Bad debt allowance	29	(228)
Stock-based compensation	32,621	17,846
Excess tax benefit on stock-based compensation	(38,483)	(5,887)
Other	2,476	—
Changes in operating assets and liabilities:
Accounts receivable	(136)	545
Inventory	(1,670)	(1,560)
Prepaid expenses and other current assets	(6,669)	(4,553)
Other assets	9	(903)
Accounts payable	6,738	4,883
Accrued liabilities	(12,893)	(4,948)
Income tax payable/receivable	64,966	(8,411)
Deferred rent	12,940	11,994
Other long-term liabilities	1,943	2,523

Net cash provided by operating activities	290,869	196,196

Investing activities
Purchases of leasehold improvements, property and equipment	(92,867)	(71,179)
Acquisition of interests in equity method investment	(586)	—
Purchase of investments	(99,702)	(90,000)
Maturities of investments	90,007	50,000

Net cash used in investing activities	(103,148)	(111,179)

Financing activities
Acquisition of treasury stock	(41,810)	(111,480)
Proceeds from option exercises	535	11,295
Excess tax benefit on stock-based compensation	38,483	5,887
Payments on deemed landlord financing	(89)	(68)

Net cash used in financing activities	(2,881)	(94,366)

Effect of exchange rate changes on cash and cash equivalents	197	779
Net change in cash and cash equivalents	185,037	(8,570)
Cash and cash equivalents at beginning of period	224,838	219,566

Cash and cash equivalents at end of period	$409,875	210,996

Supplemental disclosures of cash flow information
Increase in purchases of leasehold improvements, property, and equipment accrued in accounts payable	$8,569	$5,525

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

(dollars in thousands)

(unaudited)

	For the three months ended
	Sep. 30, 2011	Jun. 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sep. 30, 2010

Number of restaurants opened	32	39	12	62	22
Restaurant relocations or closures	—	(3)	(1)	(1)	—
Number of restaurants at end of period	1,163	1,131	1,095	1,084	1,023
Average restaurant sales	$1,973	$1,927	$1,885	$1,840	$1,806
Comparable restaurant sales increases	11.3%	10.0%	12.4%	12.6%	11.4%